SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (this “Agreement”) is made and entered into by and between Lorne Walker (hereinafter sometimes referred to as “Executive”), and DigitalFX International, Inc., a Florida corporation, and all its subsidiary and affiliated corporations (hereinaf-ter collectively sometimes referred to as the “Company”). Executive and the Company shall be collectively referred to as the “Parties.”

WITNESSETH:

WHEREAS, Executive has served as Chief Financial Officer of the Company;

WHEREAS, Executive desires to confirm her resignation from all executive and employment positions at the Company, including, without limitation, her position as Chief Financial Officer, effective as of February 1, 2008;

WHEREAS, during the Consulting Term (as defined below), Executive will serve as a consultant to the Company, as set forth herein; and

WHEREAS, Executive and the Company desire to settle fully and finally all separation arrangements between them.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the Parties as follows:

FIRST: This Agreement and compliance with this Agreement shall not be construed as an admission by either party to the Agreement of any liability whatsoever, or as an admission by either party of any violation of the rights of either party or any person, violation of any order, law, statute, duty, or contract whatsoever against either party or any person. Both Parties specifically disclaim any liability to the other party or to any other person for any alleged violation of the rights of either party or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

SECOND: (a) Executive understands and agrees that she has had the opportunity to consider this Agreement for a full twenty-one (21) days from its receipt (Executive can voluntarily sign earlier) and that she did not execute this Agreement without first being advised in writing to consult with an attorney. On the Effective Date as defined in paragraph SEVENTH (g) below, so long as Exectuive has not exercised her right of revocation, the Parties agree that:

(1) Executive shall have resigned from all executive and employment positions with the Company, and shall no longer be an active employee of the Company, as of February 1, 2008.

(2) Within three (3) business days of the Effective Date as defined in paragraph SEVENTH (g) below, Executive shall be paid all amounts properly due and owing to Executive as a result of her employment with Company, and her resignation therefrom, through such Effective Date, less required withholdings. Payment shall be by written check delivered to Executive’s home address on record with the Company or by direct deposit into an account designated by Executive.

(3) Executive’s eligibility to participate in all of the Company’s employee benefit plans or programs shall cease on February 1, 2008, in accordance with the terms of such plans. Thereafter, Executive shall be entitled, to the extent she is eligible, to continue such benefit coverage under COBRA. The Company hereby agrees to pay its portion of the COBRA premium charged to Executive, consistent with the Company’s past practices with respect to benefits payments made for and on behalf of Executive, for continuation of benefits under the Company group health insurance and other benefit plans until the expiration of the Consulting Term, after which time Executive shall be responsible for paying any and all premiums for continuation of such benefits.

(4) Executive shall have all rights, if any, to exercise any and all existing stock options held by Executive, as vested through February 1, 2008, pursuant to (i) that certain Stock Option Agreement dated December 31, 2005 (the “2005 Stock Option Agreement”), originally issued by VM Direct L.L.C., a Nevada limited liability company and wholly owned subsidiary of the Company, and subsequently assigned and assumed by the Company, and (ii) that certain Stock Option Agreement dated June 29, 2007, issued under the DigitalFX International, Inc. 2007 Stock Incentive Plan (the “2007 Stock Option Agreement,” and together with the 2005 Stock Option Agreement, the “Stock Option Agreements”).

In consideration of the above, Executive hereby releases all existing claims against Company, as specified in Paragraph FIFTH.

(b) The above stated consideration shall be paid to Executive as severance and will also serve to constitute full and complete settlement of all claims and potential claims against the Company.

(c) Executive agrees that the foregoing payments shall constitute the entire amount of consideration (monetary or otherwise) provided to her under this Agreement (except as described in Paragraph SECOND (d) below) and that she will not seek any further compensation for any other claimed damage, costs, or attorneys' fees in connection with the matters encompassed in this Agreement.

(d) Executive agrees that from February 1, 2008 until May 31, 2008, she will make herself available to respond to and assist with all reasonable Company requests for information and consultation to the Company relating to all projects with which she is familiar and for which she had duties and or responsibilities as of the date of resignation. In the event Executive is unavailable, the Company and Executive will agree upon a mutually convenient time. The Company shall reimburse Executive for all Company prior-approved, out of pocket expenses incurred while providing such services. Without limiting, and notwithstanding, the generality of the foregoing, during the period commencing on February 1, 2008 and ending on May 31, 2008 (or such later date as the parties may mutually agree) (the “Consulting Term”), Executive shall make herself available from time to time to consult with the Company under the direction of the Company’s Chief Executive Officer, Chief Operating Officer, and/or other personnel of the Company identified by the Company’s Chief Executive Officer from time to time, for the purpose of assisting the Company with the preparation and reporting of the Company’s quarter and year-ended December 31, 2007 financial statements and year-end report(s), assisting with the preparation and filing of any amendments to the Company’s existing Registration Statement on Form S-3, as amended (File No. 333-148033) (or any subsequently filed registration statements relating to the securities registered for resale thereunder)(collectively, the “Registration Statements”), assisting with the preparation and filing of any responses to comments or inquiries of the Securities and Exchange Commission (or its staff) relating to or arising from the Registration Statements, and assisting with the preparation and filing of any other applicable filings with the Securities and Exchange Commission. Executive’s consulting duties shall include, but not be limited to, assisting the Company with the following activities: (i) the preparation of the Company’s quarter and fiscal year ended December 31, 2007 financial statements; (ii) the Company’s quarter and fiscal year ended December 31, 2007 independent audit process; (iii) the preparation and filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-KSB for the quarter and fiscal year ended December 31, 2007; (iv) the preparation and release of the Company’s quarter and fiscal year ended December 31, 2007 financial results; (v) the preparation and filing of the Registrations Statements or any amendments thereto; (vi) the preparation of responses to comments or inquiries of the Securities and Exchange Commission (or its staff) relating to or arising from the Registration Statements; and (vii) the preparation and filing of any other applicable filings with the Securities and Exchange Commission. As consideration for the consulting services to be provided by Executive hereunder, the Company will pay Executive a consulting fee of $10,416.67 per month (the “Monthly Consulting Fee”). Executive shall deliver an invoice to the Company, with respect to the Monthly Consulting Fee then due and owing, on the last day of each calendar month during the Consulting Term (and such invoice shall apply to services provided during that calendar month). The Monthly Consulting Fee shall be paid on or before the 15th calendar day (or the immediately following business day) of the month immediately following the calendar month for which the relevant invoice is provided by Executive.

(e) Executive agrees that from February 1, 2008 until February 1, 2009, she shall not, except with the written consent of the Company, solicit or attempt to solicit any employee or prospective employees of the Company to terminate and/or leave the employment of the Company for Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity, or enterprise.

(f) Executive agrees to deliver, to be effective on and as of the date hereof, the letter agreement attached hereto as Exhibit A, which Executive acknowledges and agrees will continue in full force and effect hereafter in accordance with its terms.

(g) Executive understands, acknowledges and agrees that in the course of employment with the Company, she has acquired confidential information and trade secrets concerning the Company’s past, present or future clients, operations, plans, methods of doing business (including, without limitation, customer lists), projected and historical revenues, sales, marketing, costs, production, growth and distribution, and confidential business strategies (“Confidential Information”). Executive understands, acknowledges and agrees that it would be extremely damaging to the Company if such information were disclosed to a competitor or made available to any other person or entity. Executive understands and agrees that such Confidential Information has been disclosed to Executive in confidence, that she will keep such information secret and confidential and that she will not in any way use, distribute or disclose such information. In view of the nature of Executive’s employment and the Confidential Information and trade secrets that Executive has received during the course of her employment, and without limiting the generality of any other provision of this Agreement, Executive also agrees that the Company would be irreparably harmed by any violation or threatened violation of this Agreement and that, therefore, Company shall be entitled to an injunction prohibiting the Executive from any violation or threatened violation of this Agreement, in addition to any other relief, including monetary damages, to which the Company may be entitled.

(h) The Parties agree that Executive’s future employment shall not affect Executive’s ability to receive payments under this Agreement.

THIRD: Executive represents that she has not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court and that she will not do so at any time hereafter. PROVIDED, however, that Executive is not prohibited from challenging the validity of this Agreement with the EEOC, and/or cooperating with the EEOC regarding claims of harassment, retaliation or discrimination. Nonetheless, Executive is hereby waiving any private cause of action of claim that might be covered in any right to sue letter issued by the EEOC.

FOURTH: (a)  The Parties agree to refrain from any publication, oral or written, of any defamatory, disparaging or otherwise derogatory information pertaining to each other or their prior employment relationship.

(b)  The Parties agree to keep the fact, terms, and amount of this Agreement completely confidential and not hereafter disclose any information concerning this Agreement to anyone, provided that the Parties may make such disclosures as are required by law, rule or regulation (including, without limitation, applicable securities laws and the rules and regulations promulgated thereunder) and as are necessary for legitimate law enforcement or compliance purposes. The Parties may also disclose this Agreement to its attorneys and accountants who have a need to know the contents of this Agreement.

FIFTH: (a) Executive hereby irrevocably and unconditionally releases and forever discharges the Company and each and all of its officers, agents, directors, supervisors, employees, representatives, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, com-plaints, claims, and liabilities of any kind or nature whatso-ever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limita-tion, any and all claims related or in any manner incidental to Executive’s employment with the Company, termination of or resignation from the employment relationship, or the Stock Option Agreements. It is expressly understood by Executive that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.).

(b) The Parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of Executive’s employment with the Company and the termination or resignation thereof. All such claims (including related attorneys' fees and costs) are forever barred by this Agreement, without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Family Medical Leave Act; or the Americans With Disabilities Act. Executive, with full understanding of the rights afforded to Executive under each of these Acts, statutes and claims for relief, hereby waives any right to assert a claim for any relief available under these Acts, statutes or claims (including but not limited to back pay, severance, attorneys' fees, damages, reinstatement and/or other injunctive relief) that Executive may otherwise recover based upon any alleged violation(s) of these Acts, or any other claim or cause of action regardless of the forum in which it might be brought.

(c) Executive expressly waives all rights under Section 17.245 of the Nevada Revised Statutes (hereinafter referred to as “Section 17.245”), understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows:

When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury (a) It does not discharge any of the other tortfeasors from liability for the injury…unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater . . .

Notwithstanding the provisions of Section 17.245, for the purpose of implementing a full and complete release and discharge of each and all of the releasees and alleged tortfeasors, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in her favor at the time she signs this Agreement and that this Agreement expressly contemplates the extinguishment of all such known or unknown claims against all known and unknown tortfeasors associated with Executive’s employment with and separation from the Company. This Paragraph FIFTH (c) applies only to the Company, its officers, agents, directors, supervisors, employees, representatives, and their successors and assigns and all persons acting by, through, under, or in concert with the same and is not intended to benefit any unrelated third party.

SIXTH: Company hereby irrevocably and unconditionally releases and forever discharges Executive and her successors and assigns, from any and all charges, complaints, claims and liabilities of any kind or nature (excluding criminal and regulatory charges or liabilities), known or unknown, suspected or unsuspected which Company at any time heretofore had or claimed to have related or in any manner incidental to Executive’s employment with the Company, termination of or resignation from the employment relationship, or the Stock Option Agreements.

SEVENTH: Executive understands and agrees that she:

(a) Has had a full twenty-one (21) days within which to consider this Agreement before executing it.

(b) Has carefully read and fully understands all of the provisions of this Agreement.

(c) Is, through this Agreement, releasing the Company from any and all claims she may have against the Company. The term “claim” is specifically defined in Paragraph FIFTH (a) and (b) above.

(d) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

(e) Knowingly and voluntarily intends to be legally bound by the same.

(f) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of her choice prior to executing this Agreement.

(g) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”). Executive acknowledges and agrees that such revocation must be received via hand delivery, facsimile, or overnight express delivery to Mickey Elfenbein, Chief Operating Officer of the Company.

(h) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

EIGHTH: The Parties hereto represent and acknowl-edge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the Parties or by any of the Parties' agents, attorneys, or repre-sentatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifi-cally stated in this written Agreement.

NINTH: This Agreement shall be binding upon the Parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Executive expressly warrants that she has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

TENTH: Should any provision of this Agreement be declared or be determined by any court of competent jurisdic-tion to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

ELEVENTH: This Agreement sets forth the entire agreement between the Parties hereto and with the exception of the Stock Option Agreements and the letter agreement attached hereto as Exhibit A, this Agreement fully supersedes any and all prior agreements, discussions, notices, electronic mail or other communications or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof. The Stock Option Agreements shall remain in full force and effect in accordance with their terms except to the extent that they conflicts with this Agreement, in which case this Agreement will govern

TWELFTH: This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

THIRTEENTH: Without limiting the provisions of Paragraph SECOND (g), it is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.

FOURTEENTH: The Parties agree to indemnify, defend and hold the other harmless from and against any and all loss, cost, damage, liability, or expense, as a result of any breach of this Agreement.

FIFTEENTH: This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

SIXTEENTH: This Agreement may be executed in counterparts with the same force and effect as if all signatures were set forth in a single instrument. This Agreement may be executed on facsimile copies with the same force and effect as an executed original of the same.

EXECUTIVE:

Dated:	February	4	, 2008		/s/ Lorne Walker

COMPANY:

DIGITALFX INTERNATIONAL, INC.

Dated:	February	4	, 2008	By:	/s/ Mickey Elfenbein

EXHIBIT A

LOCK-UP LETTER